Sangamo BioSciences Reports First Quarter 2007 Financial Results

    RICHMOND, Calif., May 1 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the quarter ended March 31, 2007. The consolidated net loss was $5.4 million, or $0.15 per share, as compared to a net loss of $2.7 million, or $0.09 per share, in the same period of 2006. At March 31, 2007, the company had cash, cash equivalents, investments and interest receivable of $49.0 million.

    Revenues for the first quarter of 2007 were $1.4 million as compared to first quarter 2006 revenues of $2.1 million. First quarter 2007 revenues were from Sangamo's partnerships in the areas of plant agriculture, federal government and private foundation research grants and enabling technologies.

    Total first quarter 2007 operating expenses were $7.4 million as compared to $5.3 million in the prior year period. Research and development expenses were $5.4 million for the three months ended March 31, 2007 as compared to $3.6 million for the first quarter of 2006. The increase in research and development expenses for the first quarter of 2007 compared with the same period in 2006 is principally due to increased expenses associated with our clinical program in diabetic neuropathy and pre-IND programs to develop ZFP Therapeutics for the treatment of HIV/AIDS and for glioblastoma. General and administrative expenses were $2.0 million for the first quarter of 2007 as compared to $1.8 million for the same period in 2006.

    Net interest and other income for the first quarter of 2007 was $648,000 as compared to $464,000 in the comparable period of 2006.

    Recent Highlights

    o Initiation of Phase 2 clinical trial of SB-509 in subjects with moderate to severe diabetic neuropathy (DN) or "blocked nerves". On April 26, 2007 we announced the initiation of our second Phase 2 clinical trial; a randomized, single-blind, placebo-controlled, repeat- dosing study designed to evaluate the clinical safety and clinical effects of repeat administration of SB-509 in diabetic subjects that have "blocked nerves" or unmeasurable nerve conduction velocity (NCV) in at least one of the nerves in the leg. SB-509 is an injectable formulation of plasmid DNA that encodes a zinc finger DNA-binding protein transcription factor (ZFP TF(TM)), designed to upregulate the vascular endothelial growth factor A (VEGF-A) gene. Sangamo also has an ongoing Phase 2 clinical trial of SB-509 in subjects with mild to moderate DN.
    o Sangamo enters into a research and license agreement with Genentech in the area of protein pharmaceutical production. Under the agreement, Sangamo will develop ZFP nucleases ZFNs(TM) designed to make targeted modifications to the genome of Genentech cell lines for use in mammalian cell-based protein pharmaceutical production. Genentech will pay Sangamo an upfront fee, an ongoing technology access fee, and certain payments upon achievement of specified milestones relating to the research of ZFNs and the development and commercialization of products manufactured using a modified cell line created by ZFN technology.
    o Michael J. Fox Foundation for Parkinson's Research awarded Sangamo a $950,000 dollar research grant. The grant will fund the development of a ZPF transcription factor activator of glial-derived neurotrophic factor or GDNF for the treatment of Parkinson's disease. GDNF is a potent neurotrophic factor that has shown promise in preclinical testing to slow or stop the progression of Parkinson's disease.

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    Conference Call and Webcast

    Sangamo will host a conference call today at 2:00 p.m. PDT, which will be open to the public via telephone and webcast. During the conference call, the company will review the financial results and discuss other business matters.

    The conference call dial-in numbers are 866-700-6067 for domestic callers and 617-213-8834 for international callers. The passcode for the call is 26097538. Participants may access the live webcast via a link on the Sangamo BioSciences website http://phx.corporate-ir.net/phoenix.zhtml?c=120938&p=irol-IRHome in the Investor Relations section under "Company Overview." For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 4:00 p.m. PT on May 1, 2007 to 9:00 p.m. PT on May 8, 2007. The conference call replay numbers for domestic and international callers are 888-286-8010 and 617-801-6888 respectively. The conference ID number for the replay is 87082877. The webcast will be available on the Sangamo website for two weeks after the call.

    About Sangamo BioSciences, Inc.

    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effects in patients with diabetic neuropathy. Phase 1 clinical trials are ongoing to evaluate a ZFP Therapeutic for peripheral artery disease. Other therapeutic development programs are focused on cancer and HIV/AIDS, neuropathic pain, nerve regeneration, ischemic heart disease and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as X-linked SCID and hemophilia, and for infectious diseases, such as HIV. Research at Sangamo is partially funded by an Advanced Technology Program (ATP) grant awarded by the National Institute of Standards and Technology (NIST). Sangamo has established several Enabling Technology Agreements with companies to apply its ZFP Technology to enhance the production of protein pharmaceuticals. For more information about Sangamo, visit the company's web site at http://www.sangamo.com/.

    This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform. Actual results may differ materially from these forward- looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

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SELECTED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)
                                                 Quarter Ended March 31,
                                                 2007              2006
Consolidated Statement of Operations Data:
Total revenues                                 $ 1,422           $ 2,136
Operating expenses:
  Research and development                       5,430             3,589
  General and administrative                     1,999             1,755
    Total operating expenses                     7,429             5,344
Loss from operations                            (6,007)           (3,208)
Interest and other income, net                     648               464
Net loss                                       $(5,359)          $(2,744)
Basic and diluted net loss per common share    $ (0.15)          $ (0.09)
Shares used in computing basic and diluted
 net loss per common share                      35,057            30,600


                                               March 31,       December 31,
                                                 2007              2006
                                             (Unaudited)
Condensed Balance Sheet Data:
Cash, cash equivalents, investments, and
 interest receivable                           $49,008           $53,975
Total assets                                    50,547            55,780
Total stockholders' equity                      43,955            48,705



SOURCE  Sangamo BioSciences, Inc.
CONTACT:  Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc.,
+1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or media, Justin Jackson of Burns McClellan, Inc., +1-212-213-0006, for Sangamo/
Web site:  http://www.sangamo.com